EXHIBIT 4.11

Account No(s)
243640

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                                                            Identity Card No./
    Customer's Name           Address and Area Code       Corporation Register. No.       Telephone No.
-------------------------- --------------------------- ----------------------------- ------------------------
Orckit Communication Ltd.  126 Yigal Alon Street,      52--004287-0
                           Tel Aviv 67443

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TO
BANK HAPOALIM B.M.
GIVATAIM BRANCH (640)


                              LETTER OF UNDERTAKING

   MADE AND EXECUTED AT Tel Aviv, ON THE 5th DAY OF December, IN THE YEAR 2004

WHEREAS I, the undersigned, have requested and/or shall request from Bank Hapoalim B.M. (hereinafter "the Bank") to provide me, from time to time, with credit by means of loans and/or overdrafts and/or revolving credit in U.S. Dollars and/or in any other freely convertible foreign currency (hereinafter "Credit" or "the Credits") in a foreign currency account (hereinafter - "the Account"), in accordance with the terms of this Letter of Undertaking;

AND WHEREAS         the Bank has made its compliance with my request dependent, inter-alia, upon my signing this Letter of Undertaking.

ACCORDINGLY I HEREBY DECLARE AND COVENANT AS FOLLOWS:


REQUEST FOR PROVISION OF CREDIT

1. In order to induce the Bank to provide me with Credit, I must furnish the Bank with an appropriate request in the form laid down by the Bank; but the mere receipt of any such request by the Bank shall not oblige the Bank to provide any Credit or to comply with the request, and so long as the Bank does not grant the Credit, it shall be entitled, in its discretion, to refrain from allocating same. In any event, the terms of this Letter of Undertaking shall apply to any Credit, whether provided prior to the signing of this Letter of Undertaking or thereafter, unless otherwise agreed in writing between the Bank and myself.


INTEREST, ADDITIONAL INTEREST, DEFAULT INTEREST AND LEVIES

2. (a) Any Credit allocated to me in the framework of this Letter of Undertaking shall carry interest at the rate set out in my request for provision of such Credit which the Bank has complied with.

     (b) I undertake to either pay back the Loan promptly, and in any case within 7 business days, after receiving notice from the Bank pursuant to this section, or to pay to the Bank from time to time additional amounts (hereinafter - "additional interest") which in the opinion of the Bank will compensate the Bank for any increased cost of the Credit incurred by the Bank for any reason, including the increased cost of the Credit to the Bank -

          (1) Arising from any obligation under any law or agreement or otherwise, imposed on or incurred by the Bank, or from any demand made upon the Bank by the Bank of Israel and/or by any competent or other authority in Israel or abroad:



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               (aa) To hold liquid assets to any degree or in any currencies in directly in connection with the granting of the Credit and/or the continued funding of the Credit; and/or

               (bb) To pay and/or make provision for any payments whatsoever to the State Treasury and/or to the Bank of Israel and/or to any competent and/or other authority in connection with the granting of the Credit and/or the continued funding of the Credit; or

          (2) If as a result of any aforesaid obligation or demand the Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain if not for having complied with my request to provide me with the Credit.

     (c) If I do not repay the Credit on the date specified therefor in my request for provision of such Credit and/or if I do not repay any sum which I am obliged to pay the Bank pursuant to this Letter of Undertaking and/or pursuant to my request for provision of such Credit, then that sum shall carry default interest at 4.0% per annum in excess of the rate of interest applicable to the Credit (hereinafter - "Default Interest") from the due date of payment of that sum - or if there is no due date for the payment thereof - from the date of the Bank's written demand to pay same plus ten (10) working days until its actual payment in full.

     (d) Default Interest shall be calculated by the Bank on the daily, weekly or other balances outstanding, as the Bank in its discretion shall decide, and shall be paid by me or capitalised at the end of each quarter, or any other period as the Bank shall decided in its sole discretion.


COMMISSION FOR ALLOCATION OF CREDIT

3. (a) In consideration for the allocation of Credit, I shall pay the Bank in advance a commission (hereinafter - "Commission for Allocation of Credit") at a rate to be fixed by the Bank in its discretion prior to the date on which any Credit is allocated and set forth in the applicable Application (as defined below).

     (b) The Bank shall be entitled from time to time to vary the rate of the Commission for Allocation for the balance of the Credit, as stated and/or will be stated in the applicable Application for Provision of credit (hereinafter - "the Application") signed and/or will be signed by me.

     (c) The Bank shall be entitled to debit the Account at the commencement of each calendar quarter or at the commencement of any other period determined by the Bank for Provision of Credit with the amount of commission for such quarter or such other period.

     (d) Without derogating from the above, the Bank shall be entitled, from time to time, in its discretion, by the giving or sending of notice to me, to vary the sums, rates and conditions referred to in the various sub-sections of this paragraph.

PLACE AND MANNER OF PAYMENT; TAXES

4. (a) All payments to be paid by me pursuant to this Letter of Undertaking shall be made to the Bank free of any taxes (other than withholding tax under Israeli law, if any), deductions or charges and without set-off or counterclaim, in lawful and freely transferable currency denominated in the currency of the Credit and in funds available to the Bank at the branch I received the Credit or at any place nominated by the Bank, provided that 30 (thirty) days prior notice thereof shall have been given to me by the Bank.

     (b) If at any time, any applicable law, regulation or regulatory requirement of any governmental authority, monetary agency or central bank requires me or any financial institution through which payment is made, to make any deduction or withholding in respect of any Credit to which this Letter of Undertaking is applicable, other than a requirement under Israeli law to withhold income tax at the source, if any, the sum due from me in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made, and I shall indemnify the Bank against any losses or costs actually incurred by it by reason of any failure to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. I shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.


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APPLICATION OF PAYMENTS

5. Every sum, payment or credit of every kind whatsoever, which shall be paid or received to my credit or in my favour, as well as all sums which shall be in the hands of the Bank as a result of realisation of any security which has or will have been given by me or others on my behalf, shall serve for repayment and/or to secure repayment of the Credit, interest, Additional Interest, Default Interest, commissions payable by me if any (hereinafter - "Commissions") and other payments, in the order of precedence to be determined by the Bank.


REPRESENTATIONS AND WARRANTIES

6. (a) I have the power to execute, deliver and perform my obligations under this Letter of Undertaking and to borrow the amount of the Credit; all necessary action has been taken to authorise the execution, delivery and performance of this Letter of Undertaking and all other documents to be executed and delivered by me in connection with same or pursuant thereto.

     (b) This Letter of Undertaking constitutes my valid and legally binding obligations.

     (c) The execution and delivery of, the performance of my obligations under, and the compliance with the provisions of this Letter of Undertaking by me, will not (i) conflict with, or result in any breach of, any of the terms of, or constitute a default under, any agreement or other instrument to which I am a party or subject or by which I or any of my property is bound, (ii) contravene or conflict with any provisions of the instruments constituting or defining my constitution.

     (d) No event has occurred and is continuing that constitutes, or that with the giving of notice or the lapse of time or both, would constitute an event specified in Paragraph 16 hereof or would constitute a default under any agreement or instrument evidencing any indebtedness of mine, and no such event will occur upon the provision of the Credit.

     (e) No consent or approval of or notice to any creditor of mine is required by the terms of any agreement or instrument evidencing any indebtedness of mine, for the execution or delivery of, or the performance of the obligations under this Letter of Undertaking.

     (f) There are no actions, proceedings or claims pending, or to my knowledge threatened, the adverse determination of which might have a materially adverse effect on my financial condition or impair my ability to perform my obligations under or affect the validity or enforceability of this Letter of Undertaking.

PREPAYMENT

7. (a) The Bank shall be obliged to accept from me payment on account of the Credit and/or interest and/or Additional Interest and/or Commissions if any on any day, prior to their due date. Any pre payment that will be made in the Interest Payment Dates (as defined in each Application) will be free from prepayment fee or commission or the like of any kind.

     (b) Subject to any provisions of law and to subsection 7.A. above when the Bank receive my request for prepayment , the Bank shall be entitled to debit my account, whether in Israel currency or in foreign currency, in an amount sufficient to repay the amount being prepaid.


                                        3
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SECURITY

8. As security for the due and punctual performance of all or any of my undertakings hereunder or pursuant hereto, all securities given or which shall be given by me and/or on my behalf to the Bank and also all bills and other negotiable instruments which I and/or my guarantors have delivered and/or shall deliver to the Bank from time to time, shall serve as collateral as well as all the additional securities which may be given by me to the Bank after the signing of this Letter of Undertaking.

9. At any time, upon the Bank's first demand under the provisions of this Letter, and in order to secure all my obligations in respect of any Credit or pursuant to this Letter of Undertaking, I shall furnish the Bank with additional securities which the Bank may reasonably demand, and such securities and/or others which the Bank may agree to accept shall serve as collateral in accordance with Paragraph 8 hereof.

10. The furnishing to the Bank of the securities referred to in Paragraphs 8 and 9 hereof will constitute incontrovertible proof that they have been tendered to the bank as security for the repayment of the sums owed by me in respect of any Credit or pursuant hereto and no deed of charge or other special document need be executed or delivered to the Bank in order to extend or apply such securities to the aforesaid sums which are hereinafter referred to as - "the above sums".

11. (a) Where the Bank holds bills as defined in Paragraph 32 hereof (hereinafter - "the bills") signed or endorsed or guaranteed by me and given to the Bank for collection, safe keeping and/or security or otherwise, they shall be and shall be deemed pledged and charged to the Bank by way of a first ranking pledge and charge and, if an event described in Paragraph 16 hereof shall have occurred and be continuing, the Bank may sell or discount the bills with third parties, take any legal or other action which the Bank deems fit for the collection of the bills and debit my account with the costs of collection. The Bank may settle with the drawers or makers, endorsers or guarantors or any one of them on different terms, waive, release, accept from them partial consideration and apply the consideration of the bills in satisfaction of any amounts owed or owing or which may be owed by me to the Bank. Receipt of bills or their full or partial consideration as aforesaid shall not derogate from my obligation to pay the full amount of the above sums. I hereby declare that the bills tendered or which may be tendered by me to the Bank from time to time are in my sole possession and ownership, free from any charge, attachment or third party rights of any kind and that I am fully entitled to pledge and charge them to the Bank.

     (b) The following provisions shall apply to the bills signed, endorsed or guaranteed by me which the Bank may hold:

          (i) The Bank shall be exempted from all the duties of the holder of a bill including presentment, notice of dishonour and protest, and all my obligations arising form my signature, endorsement or guarantee, as the case may be, shall remain in force, provided that the Bank employed the same standard of care that it employs with respect to its own such documents.

          (ii) Reserved.

          (iii) In any case where the bills are given to the Bank for discount or otherwise and I have received consideration therefor and the bills are not paid, the bank may debit my account with the amount of the bills unpaid.

          (iv) Reserved.

          (v) I hereby warrant that, to the best of my knowledge, the signatures, the endorsements and the signatures of the guarantors are genuine and authentic and that the bills are complete and regular and have been duly stamped.


                                        4
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          (vi) I agree that in case the Bank itself decides to sell the bills, advance notice of ten (10) business days as to the steps about to be taken by the Bank shall be deemed to be a reasonable period of time for the purposes of Section 19(b) of the Law of Pledge 5927-1967 or any other provision of law replacing same.

          (vii) I hereby undertake not to create, without the prior written consent of the Bank, any pledge, assignment or other form of charge on the bills having prior, equal or deferred rights to those conferred on the Bank hereunder.

12. In any case where any deed of charge serves as security for the payment of the above sums or for the performance of the undertakings herein contained, it is hereby expressly stipulated that the deed of charge forms an integral part of this Letter of Undertaking and all the terms and conditions, declarations and obligations contained in the deed of charge form an integral part of this Letter of Undertaking and are included herein. It is also hereby expressly stipulated that this Letter of Undertaking shall not operate so as to derogate from or alter the deed of charge.

13. All the bills, guarantees, charges and other securities given or which may be given to the Bank by me or by others on my behalf in order to secure the payment of the above sums or the performance of my obligations pursuant to this Letter of Undertaking, shall be cumulative and independent of each other, shall not affect nor be affected by any other securities held by the Bank and shall serve as continuing or revolving security until such time as all of the above sums shall have been paid in full. The Bank may realise the securities by any order it may deem fit and the realisation of any one security shall not affect or detract from any other security.

14. To the extent securities are provided by the Company as security, if at any time, in the estimation of the Bank and at its absolute discretion, the value of the securities given to the bank is or will become insufficient to secure the payment of the above sums or the performance of my undertakings hereunder, or any of the securities given to the Bank is about to lapse, I hereby undertake to pay to the Bank upon the Bank's first demand any amount required by me by way of additional security or to provide the Bank with other security acceptable to the Bank and should I fail to comply with any such demand, the Bank shall be entitled to realise the securities, in whole or in part, and in particular any such security or securities which is or are about to lapse, in such manner and on such conditions as the Bank shall deem fit and to apply the amount or amounts so obtained (after deduction of any costs) towards payment of the above sums.


THE BANK'S RIGHT TO ALTER THE TERMS OF THE CREDIT

15. (a) The Bank shall be entitled at any time, at its sole discretion, to notify me of its refusal to grant me any Credit, in whole or in part, or the reduction of any Credit approved but not granted and/or which may be approved pursuant hereto or of the limitation of the Credit to the utilised balance thereof. Such notice shall come into force within five (5) working days upon receipt by me. Upon the coming into force of such notice I shall not be entitled to any Credit over and above the amount available as a result of such notice.

     (b)  The Bank shall be entitled at any time following an event specified in section 16 below, to cancel any Credit approved and/or which may be approved or to reduce it below the Credit approved, provided only that there be sent or given to me at least 30 days' prior notice thereof. Whenever the Bank cancels any such credit or reduces it as above, in whole or in part, I undertake to pay the amounts becoming due to the Bank account for such cancellation or reduction within 3 business days of the Bank's demand. The foregoing not withstanding, the Bank may demand immediate payment of all or a portion of the Credit granted without any prior notice where any of the events specified in Paragraph 16 of this Letter of Undertaking has occurred.

     (c) Where the Bank reduces or withdraws the Credit as above, the Bank shall refund to me or credit my account with such part of the Commission for Allocation of Credit paid by me in respect of the period of time and amount reduced from the Credit. Refund of part of the Commission for Allocation of Credit or the crediting of my account as above will be made as of the day of reduction of the Credit or its actual repayment.

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IMMEDIATE REPAYMENT

16. Without derogating from the generality of this Letter of Undertaking, the Bank shall be entitled to demand the immediate payment of all the above sums in any one of the events enumerated below, in which case I undertake to pay the Bank all the above sums, and the Bank shall be entitled to debit any of my accounts with any of the above sums and to take whatever steps it sees fit for the collection thereof and in particular to realise on my account the securities by any means permitted by law. The events are as follows:-

     (a) If I commit a breach of or fail to perform the Covenants as defined or of any other obligation which I have incurred or may incur towards the Bank in relation to any Credit granted or which may be granted pursuant to this Letter of Undertaking or if it transpires that any declaration or representation made by me in relation to the granting of any Credit pursuant hereto is false or inaccurate and such breach continues unremedied for a period of 30 days after receipt by me of a written notice thereof from the Bank.

     (b) If I adopt a resolution for a structural change as regards myself, whether as an absorbing company a transferring company or a spin-off, or I adopt a voluntary winding up resolution or if an order for winding up is made against me or if my name is struck out or is about to be struck out from any official register kept by law, and such an order and/or resolution was not removed within 60 days from the day it was issued and/or adopted.

     (c) If a receiver is appointed over my assets having an aggregate fair market value of more than $4,000,000 for each year, or if an order is made against me for receivership or an interim liquidator or special manager is appointed over me.

     (d) If an attachment or similar process of execution is levied against any of my material assets or against any collaterals having a fair market value in excess of $4,000,000 for each year, given by me or on my behalf to the Bank and such attachment is not removed within sixty
          (60) days.

     (e) If there is a change in control affecting my constitution as against my constitution on the day of signature of this Letter of Undertaking.

     (f)  If I cease to pay my debts in general or to conduct my business.

     (g) If work at my business ceases or is substantially curtailed for two months or more.

     (h)  Reserved.

     (i) If I fall behind in the payment of any amount owed by me to the Bank for more than 7 (seven) business days.

     (j) If I do not furnish the Bank with periodic financial statements, books of account and other authorities and materials in relation to the state of my affairs, as provided in Paragraph 22 hereof, or if I am required so to do and I do not comply with any such requirement and do not cure it within 7 Business days from the Bank's notice.

     (k) If there is a decrease in the number of my shareholders and/or members below the minimum number required by law.

     (l)  Reserved.

     (m)  Reserved.


                                        6
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     (n)  If I shall be required to make early repayment by means of acceleration after defaulting on debts which I owe to other creditors, in the aggregate amount of $4,000,000 or more, for each year.

     (o)  Reserved.

     (p)  Reserved. .

17. If I do not repay any of the above sums on the expiration date of the Credit or upon same becoming due for immediate repayment pursuant to Paragraph 16 hereof, (each of such dates being hereinafter called - "the due date of payment") then the above sums shall carry Default Interest from the due date of payment until their actual final payment.


OTHER RIGHTS OF THE BANK

18. (a) To the extent expressly authorized by applicable banking laws, the Bank shall have the right of possession, lien and set-off over any amounts, assets and rights including gold, securities, coins, bank notes, documents in respect of goods, insurance policies, bills, assignments of rights, deposits, collaterals and their countervalue held at the Bank at any time for me or on my behalf including such as have been delivered to the Bank for collection, security, safe-keeping or otherwise. The Bank shall be entitled to retain the said assets until payment in full of the above sums or to realise them by selling them and applying the countervalue thereof in whole or in part to the payment of the above sums, solely up to the overdue amount.

     (b) Without derogating from the Bank's right of lien in accordance with sub-paragraph (a) above, to the extent expressly authorized by applicable banking laws, the Bank may at any time, but shall not be obliged:

          (i) To apply to any amounts owed by me, any amounts owed to me by the Bank in any account or manner or for any reason (even before the maturity of the amounts owed to me by the Bank as aforesaid).

          (ii) To purchase for my account, any amount in foreign currency which may be required for payment of any of the amounts owed by me, or to sell any foreign currency standing to my credit at the Bank and to apply the proceeds to the payment of any of the amounts owed by me.

          (iii) To debit any of my accounts with any of the amounts owed by me, irrespective of whether I have been called upon to effect payment thereof pursuant hereto or not.

          (iv) In any event the Bank may effect set-off without any prior notice. However, in the following cases, the Bank may effect such set-off by giving me 10 (ten) days' notice prior to effecting such set-off:

               (1)  In case of applying any amounts prior to their maturity.

               (2) In case of applying any time deposit which but for such application would have been automatically extended or renewed, so that certain rights or benefits would have accrued to me.

               (3) Notwithstanding sub-clause (b)(iv)(1) above, if the delay in effecting such application might be detrimental to the Bank or affect any of its rights, such application may be made immediately. Moreover, where notice has been sent to me and in the course of the 10 day period an attachment order or a receivership notice affecting me is received or a similar event occurs, such application may be made immediately.


                                        7
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          (v)  Any purchase or sale under sub-clause (b)(ii) above, shall be effected at the rate of exchange prevailing at the Bank, out of the amounts in Israeli currency or foreign currency, as the case may be, standing to my credit at the Bank, or which may be obtained by realising collaterals given or which may have been given by me to the Bank.

               The term "the rate prevailing at the Bank" shall mean, with respect to any purchase of foreign currency for our account, the highest rate for cheques and transfers at which the Bank at any relevant time generally sells to is customers the relevant foreign currency against Israeli currency, in addition to any conversion charge, tax, levy, compulsory payments or any other similar payments; and with respect to any sale of foreign currency from our account, the lowest rate for the cheques and transfers at which the Bank at any relevant time generally purchases from its customers the relevant foreign currency against Israeli currency, after deducting any conversion charge, tax, levy, compulsory payments or any other similar payments.

          (iv) I hereby declare that I am aware of the fact that in such cases where the Bank may use its rights of set-off prior to the maturity of any of my deposits or any part of them, my rights may be affected (for example in relation to interest rates, linkage differences, exchange differences, rights to bonuses or loans, tax exemptions or reductions, deductions at source, the right not to be debited with charges and fees necessarily resulting from making any such set-off, if according to the terms governing any such account I had such rights). Nevertheless, I agree to bear all the costs and charges incurred by making any such set-off.

19. To the extent permitted by the terms hereof, I hereby instruct and authorise the Bank to debit from time to time my account the number of which is first above written with any amount required to pay the above sums.

     These instructions and authorisation do in no ways derogate from the Bank's right to debit any other account of mine as provided in paragraphs 17 and 18 hereof. If the state of any account of mine does not allow it to be debited by the Bank in order to effect final payment of any amount on account of the above sums, the Bank may disregard my instructions and authorisation and if the Bank has acted accordingly, the Bank may reverse any such debit and treat any amount the debit of which was reversed as an unpaid amount on account of the above sums and accordingly to take whatever action it sees fit pursuant to the provisions hereof.

20. The Bank shall be entitled at any time to debit any of my accounts (including such accounts held by me jointly and severally with other parties) with any sum due or which shall be due from me in any way and apply any sums received from or for me, to whichever account of mine it may see fit and to pass any amount standing to my credit to any other account of mine, as it may see fit.

21. (a) I hereby confirm that the Bank's books, accounts and entries shall be binding upon me, shall be deemed to be correct and shall be prima facie evidence against me in all their particulars, including all reference to the calculation of the above sums, the particulars of the bills, guarantees and other securities and any other matter related hereto. Notwithstanding, I shall have the right to show faults or inaccuracies in such Bank's books, accounts and entries.

     (b) I hereby confirm receipt of the Bank's notification that according to the Protection of Privacy Law, 5741-1981:

          (i) All the particulars furnished or which may be furnished by me to the Bank may be used by the Bank in the normal course of its operations at its own discretion;

          (ii) All the particulars furnished or which may be furnished by me to the Bank shall be stored in keeping with the Bank's requirements from time to time in data bases of the Bank and/or of suppliers to the Bank from time to time of computer and data processing and warehousing services.

          and I hereby confirm my agreement thereto.


                                        8
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FINANCIAL STATEMENTS

22. (a) I am aware that since I am obliged by law to prepare periodic financial statements, the furnishing of such financial statements to the Bank in accordance with the regulations for the supervision of banks and/or of the Bank of Israel and/or any provision of law is a condition precedent for the provision of Credit, and I undertake to furnish same as aforesaid, in the form laid down by law or in accordance with generally accepted accounting principles and, with my consent, with such regularity as may be requested of me by the Bank from time to time.

     (b) From time to time, as required by the Bank but not more frequent than on a quarterly basis, I shall allow a representative of the Bank to peruse during usual working hours, all balances sheets, financial statements, books of account, card indexes, ledgers and other authorities and materials in relation to the state of my affairs.


ACCEPTANCE OF ORDERS AND NOTICES NOT REDUCED TO WRITING

23. The Bank shall be entitled, in its sole discretion, to accept or refuse any orders or notices given verbally, by telephone or by any other mode which is not reduced to clear and legible writing. In the event that the Bank agrees to act on my instructions or request not being an instruction in writing in the usual way, I accept all responsibility for any mistake, misunderstanding or discrepancy and for any damage, loss or breach which may be caused as a result of such instructions being so given.


RIGHT OF ASSIGNMENT; ADMINISTRATION OF THE CREDIT

24. (a) The Bank may at any time at its own discretion and without my consent being required, transfer and/or assign its rights in relation to the above sums and/or arising from this Letter of Undertaking, in whole or in part, including the securities given or to be given, in whole or in part, and that transferee and/or assignee would be bound by the terms and agreements reached by me and the Bank regarding the above sums and any transferee and/or assignee may also re-transfer and/or reassign the said rights without any further consent being required from me accordingly. Such transfer and/or assignment may be effected in any way the Bank or any subsequent transferor and/or assignor deems fit.

     (b) I agree that I may not assign or transfer any of my rights or obligations in relation to any Credit given or which may be given pursuant to this Letter of Undertaking, without the prior written consent of the Bank.

25. The Bank may administer the Credit or any part thereof by booking same with any of its branches, whether in Israel or abroad. The Bank may at any time and from time to time at its own discretion and without any consent being required from me, transfer the administration of the credit or any part thereof from one branch of the Bank to another, whether in Israel or abroad. The Bank may at any time and from time to time at its own discretion and without any consent being required from me, sell participations or assign its rights in relation to the credit or any part thereof or in relation to the above sums or any of them and/or any of its rights arising from this Letter of Undertaking, and any participant or assignee may also sell its participation or reassign its rights without any further consent being required from me. The sale of such participation or such assignment may be effected in any way the Bank or any subsequent assignor deems fit.


DEPOSIT OF COLLATERALS

26. The Bank may deposit all or any of the collaterals given or which may be given in relation to the above sums and/or pursuant hereto with a bailee of its own choosing, at its discretion and at my expense, and may substitute such bailee with another from time to time. The Bank may register all or any of the collaterals with any competent authority in accordance with any law and/or in any public register.


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


THE CUSTOMER'S DUTY TO NOTIFY

27. (a) I undertake to notify the Bank in writing of any contention or objection I may have, if any, in connection with any statement, extract of any account, confirmation or notice received from the bank including information received through any automatic terminal facility.

     (b) Without derogating from the other provisions of this Letter of Undertaking, any waiver, extension, concession, acquiescence or failure to act (hereinafter: "waiver") on the Bank's part as to the non-performance, partial performance or incorrect performance of any of my obligations pursuant to this Letter of Undertaking, such waiver shall not be treated as a waiver on the part of the Bank or any rights, but as a limited consent given in respect of the specific instance. Any waiver granted by the Bank to any party to any bill held by the Bank shall in no way affect any of my obligations.

28.  I hereby undertake to notify the Bank within 7 business days:

     (a) Of any claim of right to any security given or which may be given in the future to the Bank pursuant hereto and/or of any execution or injunction proceedings or other steps taken to attach, preserve or realise any such security.

     (b)  Of any of the events enumerated in Paragraph 16 above.

     (c)  Of any change of address.

     (d) Of any application for winding-up my affairs which is filed against me or by me as well as the adoption by me of a resolution for voluntary winding-up and/or merger.

     (e) Of any application to have me declared bankrupt or to appoint a receiver over my property or any part thereof.


EXPENSES

29. All of the expenses (as defined in the Bank's scale of charges) in preparing this Letter of Undertaking ,the stamping thereof and all and any expenses involved in the enforcement thereof or in the realisation of the securities for the enforcement thereof (including customary fees of the Bank's advocates in respect of said enforcement), shall be paid by me to the Bank upon notice of seven business days from the Bank's first demand, together with interest at the maximum rate prevailing at the Bank at the time and from time to time on excesses and/or arrears in current debitory accounts from the date demand was made until payment in full, and until payment in full the aforesaid expenses together with the interest thereon, shall be secured by the securities mentioned in Paragraph 8 hereof. Moreover, the Bank may debit any account of mine with the aforesaid expenses together with interest thereon.

30. Should this Letter of Undertaking or any request for the provision of Credit be signed by two or more persons or entities, the signatories shall be liable jointly and severally for the performance of all the obligations herein contained.


ESSENTIAL PROVISIONS

31. Paragraphs 1, 2, 3, 4, 6, 8, 9, 14, 15, 16 and 22 are essential provisions of this Letter of Undertaking.



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


INTERPRETATION

32. In this Letter of Undertaking - (a) the singular includes the plural and vice versa; (b) the masculine gender includes the feminine gender and vice versa; (c) " Bank" means "Bank Hapoalim B.M." and every one of the Bank's branches or offices existing on the date hereof and/or to be subsequently opened, wherever they may be, its assigns, successors, or attorneys in fact; (d) "Bills" means - promissory notes, bills of exchange, cheques, undertakings, guarantees, collaterals, assignments, bills of lading, deposit notes and any other negotiable instruments; (e) the recitals hereto form an integral part hereof; (f) the term "Bank's books" shall be construed so as to include any book, record, statement of account, any copy of any statement of account, loan agreement, deed of undertaking, customers' bill, card index, page, film, any means of storage and retrieval of data for purposes of electronic computers and any other means of storage and retrieval of date; (g) the term "entries" shall be construed so as to include any entry or copy of any entry, irrespective of whether entered or copied by hand or by typewriter or entered or copied by printing, duplication, photocopying (including microfilm or microfiche) or by any mechanical, electrical or electronic means or by any means of electronic computer recording or by any other means whatsoever of recording or representation of words or numbers or other signs or symbols generally employed by banks.


DISCLOSURE OF INFORMATION

33. Any branch or agency of the Bank on whose books any Credit or any part thereof is recorded may disclose to the Head office of the bank, to any participant, to a potential participant, assignee or transferee, to any other person who may propose entering into contractual relations with the Bank in relation to any such Credit or any part thereof, or to the Bank of Israel, the Examiner of banks, the Controller of Foreign Exchange or any person acting under their authority or to any other regulatory authority having jurisdiction over such branch or the Head Office of the Bank, or to the Head Office of the bank for delivery by the latter to any such regulatory authorities, such information about me or any Credit granted on the strength hereof as may be required by such regulatory authorities or as the branch or Head Office of the Bank may deem appropriate.


NOTICES

34. The Bank may give any notice pursuant hereto by sending same to me or by any other means. Any notice sent by the Bank to me by ordinary or registered mail according to the address first above written or to such other address in Israel as I shall notify the Bank in writing shall be deemed to be sufficient notice received by me within 72 hours of the time of dispatch of the letter containing the notice. A certificate in writing signed by the Bank shall be conclusive as to the time of dispatch of any such notice.


GOVERNING LAW AND PLACE OF JURISDICTION

35. (a) This Letter of Undertaking shall be construed in accordance with the laws of the State of Israel.

     (b) For the purposes hereof, the exclusive place of jurisdiction shall be the Tel Aviv - Jaffa court.

     (c) I hereby agree that any summons, notice or judgement or other legal process or document in connection with proceedings referred to in paragraph (b) hereof, may be served upon me by delivering the same to my agents in Israel, namely

          I shall be entitled at any time and from time to time by notice in writing to the Bank by registered letter, to change my agents in Israel and/or their address in Israel for service of process or any other such document upon me.


CURRENCY INDEMNITY

36. I agree to indemnify the Bank against any loss incurred by it as a result of any judgement or order being given or made for the payment of any of the above sums and such judgement or order being expressed in a currency other than the currency in which any such sum is payable and as a result of any variation having occurred in the rates of exchange between the date on which any such sum becomes due pursuant hereto and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of mine and shall apply irrespective of any indulgence granted to me from time to time and shall continue in full force and effect notwithstanding any such judgement or order.





                      AND IN WITNESS WHEREOF I HAVE SIGNED

                                  /s/ Aviv Boim
                                  -------------
                            ORCKIT COMMUNICATION LTD.

I, the undersigned ADAM KLEIN Adv., acting as the legal counsel of ORCKIT COMMUNICATION LTD. NO.52-004287-0 (the "COMPANY"), hereby confirm that the Company signed upon the above document through its authorized signatory Mr. Izhak Tamir, President, and/or Mr. Aviv Boim, Chief Financial Officer, according to a resolution duly adopted on DECEMBER 1, 2004, and to its constituting documents, and I further confirm that the above signature is binding upon the Company for any intent or purpose.

/s/ Adam Klein                                                         7/12/04
--------------                                                         -------
STAMP AND SIGNATURE OF LEGAL COUNSEL                                    DATE



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